Exhibit 99.2

Critical Path Continues Focus on Consumer Messaging with

Sale of Usenet Service

SAN FRANCISCO – March 6, 2008 —Critical Path, Inc. (OTC:CPTH), a leading provider of messaging software and services, today announced that it entered into an agreement as of February 29, 2008, and on March 3, 2008, completed the sale of certain assets of its SuperNews Usenet access business, including its software, commercial customer base, trade names and other elements of goodwill, to Giganews, Inc., an industry leader in Usenet newsgroup services. Additionally, a newly created company, Supernews, Inc., will purchase the consumer customer base.

Giganews will continue to offer Usenet newsgroup services to SuperNews’ commercial customer Usenet base under the Giganews brand and the newly created company Supernews, Inc. will continue to offer consumer Usenet newsgroups access services to SuperNews’ consumer Usenet base under the Supernews brand.

“The sale of SuperNews allows Critical Path to continue to focus on delivering innovative consumer messaging solutions for mobile, fixed-line, and broadband service providers,” said Mark Palomba, CEO, Critical Path. “Giganews is a leader in the Usenet industry and we are confident that SuperNews’ customers will continue to receive world-class services as well as be able to take advantage of Giganews’ extensive offerings and high data retention levels.”

Giganews and Supernews, Inc. expect no disruption in service for existing SuperNews customers. Giganews and Supernews, Inc., respectively, will assume full management of the SuperNews commercial and consumer customer relationships after a short transition period.

“Giganews is glad for the opportunity to serve SuperNews’ commercial customers. The SuperNews team has done a great job servicing these companies and we are looking forward to improving those relationships by bringing even more services and features to the table” said Ron Yokubaitis Co-CEO, Giganews, Inc.

About Usenet

Usenet, short for “user network” is a global user generated content network created in 1979, 12 years before the world-wide-web. As the original server-based information and open file sharing network on the Internet, Usenet maintains a global audience participating in over 107,000 different newsgroups. Usenet operates using the Internet protocol “NNTP” (Network News Transfer Protocol) and allows members to post and read information from globally networked servers using software called a news client. Unlike websites and blogs, newsgroups allow members to freely post information in an open and collaborative environment. For more information, go to www.giganews.com/usenet-university.

About Giganews

Giganews, Inc. is the world’s largest Newsgroup Service Provider (NSP), offering service to more than 10 million broadband subscribers in 180 countries. Giganews offers unparalleled Newsgroup access through a scalable and patent pending software and storage technology designed to maximize speed and reliability.

Serving both individuals as well as the largest cable, Internet, and telephony providers, Giganews acts as the top Usenet newsgroup aggregation point in the world with more articles passing through it on a daily basis than any other provider. In addition, the Giganews Newsgroups Archive hosts over 1 billion Usenet articles. For more information, go to www.giganews.com.

About Critical Path, Inc.

Critical Path’s Memova(R) solutions provide a new and improved email experience for millions of consumers worldwide, helping mobile operators, broadband and fixed-line service providers unlock the potential of email in the mass market. Memova(R) Mobile gives consumers instant, on-the-go access to the Messages that Matter(R) most. Featuring industry-leading anti-spam and anti-virus technology, Memova(R) Anti-Abuse protects consumers against viruses and spam. Memova(R) Messaging provides consumers with a rich email experience, enabling service providers to develop customized offerings for high-speed subscribers. Critical Path has offices around the globe and its messaging solutions are deployed by service providers throughout the world. More information is available at www.criticalpath.net.

Forward-Looking Statements: This press release contains forward-looking statements by Critical Path and its executives regarding Critical Path’s intention to focus on and dedicate its resources to delivering innovative consumer messaging solutions for mobile, fixed-line and broadband service providers, the absence of service disruption for existing SuperNews customers as a result of the transaction, , the ability of our products and services to meet the business needs of our customers, and the market for products and services like ours. The words and expressions “look forward to,” “will,” “can,” “expect,” “plan,” “believe,” “seek,” “strive for,” “offers,” “anticipate,” “hope,” “estimate” and similar expressions are intended to identify Critical Path ‘s forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, our evolving business strategy and the emerging and changing nature of the market for our products and services, our ability to deliver on our sales objectives, the ability of our technology and our competitors’ technologies to address customer demands, changes in economic and market conditions, and software and service design defects. These and other risks and uncertainties are described in more detail in the Company’s filings with the U.S. Securities and Exchange Commission (www.sec.gov) made from time to time including Critical Path’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Form 10-Q for the three months ended September 30, 2007, and Current Reports on Form 8-K, each as may be amended from time to time (www.sec.gov). The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Note to Editors: Critical Path, the Critical Path logo, Messages that Matter, Memova and the Memova logo are the trademarks of Critical Path, Inc., registered in various jurisdictions. All other trademarks are the property of their respective holders.

Reporters, Editors – for additional information, contact:

Critical Path Corporate Communications - Nikki Gore

+1-416-408-5247

cp-publicrelations@criticalpath.net

Giganews Corporate Communications – David Vogelpohl

+1 512.225.5020

ads@giganews.com

Investors – for additional information, contact:

Critical Path, Inc. Investor Relations

+1-415-541-2550

ir@criticalpath.net